Exhibit 10.10

BEA Systems, Inc.	2315 North First Street
San Jose, California 95131
Telephone: +1.408.570.8000
Facsimile: +1.408.570.8901
www.bea.com

April 25, 2007

Bill Klein

2315 N. First Street

San Jose, CA 95110

RE:	FY08 Compensation Awards

Dear Bill:

I want to advise you that the Compensation Committee has recommended the following FY08 Cash and Equity Rewards.

Base Salary and Bonus Potential

Effective May 1, 2007, your base salary will remain unchanged at $436,800, payable in accordance with our regular payroll cycle. Your On-Target-Earnings (OTE) is now $589,680 payable in accordance with our FY08 Company Bonus Plan. The Plan Document will be sent under separate cover.

Equity

The Compensation Committee, at this time did not recommend any additional equity.

Bill, I appreciate your contributions and look forward to FY08 with optimism and excitement.

Sincerely,

Alfred